Exhibit 11

September 9, 2026

Fidus Investment Corporation

1603 Orrington Avenue, Suite 1005

Evanston, Illinois 60201

Re:	Fidus Investment Corporation

Registration Statement on Form N-14 (File No. 333-297156)

Ladies and Gentlemen:

We have acted as counsel to Fidus Investment Corporation, a Maryland corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange $120,000,000 aggregate principal amount of its new 6.625% Notes due 2029 (the “Exchange Notes”) for any and all of its outstanding 6.625% Notes due 2029 (the “Existing Notes”), pursuant to the Company’s registration statement on Form N-14 (File No. 333-297156) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 30, 2026 (as amended by pre-effective amendment no. 1 on the date hereof, the “Registration Statement”). The Registration Statement provides that the Existing Notes may be exchanged for the Exchange Notes on the terms set forth in the final prospectus, included in the Registration Statement at the time it becomes effective (the “Prospectus”).

The Exchange Notes will be issued pursuant to the base indenture, dated as of February 2, 2018 (the “Base Indenture”), by and between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the seventh supplemental indenture to be entered into by and between the Company and the Trustee (the “Seventh Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	the Articles of Amendment and Restatement of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

(ii)	the Bylaws of the Company, certified as of the date hereof by an officer of the Company;

September 9, 2026

(iii)	a Certificate of Good Standing with respect to the Company issued by the SDAT dated as of September 9, 2026;

(iv)

the resolutions adopted by the Company’s board of directors relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, (b) the authorization of the issuance, offer and sale of the Existing Notes, (c) the authorization of the issuance of the Exchange Notes pursuant to the Registration Statement, and (d) the authorization of the execution, delivery, and performance by the Company of the Indenture, certified as of the date hereof by an officer of the Company;

(v)	the Indenture; and

(vi)	a specimen copy of the form of the Exchange Notes.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification: (i) the genuineness of all signatures on all documents submitted to us for examination; (ii) the legal capacity of all natural persons; (iii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents; (iv) that all certificates issued by public officials or officers of the Company have been properly issued; (v) the accuracy and completeness of all corporate records made available to us by the Company; (vi) that the Indenture is a valid and legally binding obligation of the parties thereto (other than the Company); (vii) that the Registration Statement will be and will remain effective under the Securities Act at the time of the issuance of the Exchange Notes; and (viii) that at the time of issuance of the Exchange Notes, after giving effect to such issuance, the Company will be in compliance with Section 18(a)(1)(A) of the Investment Company Act of 1940, as amended (the “1940 Act”), giving effect to Sections 18(e) and 61(a)(2) of the 1940 Act.

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied upon certificates of officers of the Company. We also have relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials (which we have assumed remain accurate as of the date of this opinion letter), the other statements, so relied upon.

The opinion set forth below is limited to the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of New York or the laws of any other jurisdiction.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

September 9, 2026

On the basis of and subject to the foregoing, and subject to all of the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that, when the Exchange Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the terms of the Indenture, and delivered by the Company in exchange for the Existing Notes in accordance with the terms of the Exchange Offer, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including, without limitation, the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

The opinion expressed in this opinion letter is: (a) strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement or any registration statement filed by the Company under the Securities Act pursuant to Rule 462(b) thereunder as described in the first paragraph of this opinion letter, and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

/s/ EVERSHEDS SUTHERLAND (US) LLP